                     Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203

Hibernia Homestead Bancorp, Inc. Reports
Operating Results for the Quarter Ended March 31, 2009

New Orleans, Louisiana (May 8, 2009) -  Hibernia Homestead Bancorp, Inc.  (the “Company”) (OTCBB: HIBE), the newly formed holding company of Hibernia Homestead Bank  (the “Bank”), today reported a net loss of $112,000 for the quarter ended March 31, 2009 compared to a net loss of $114,000 for the quarter ended March 31, 2008.

Operating results for the three months ended March 31, 2009 reflect costs associated with the Bank’s introduction of expanded loan and deposit services and additional staffing added to manage Hibernia’s operations as a publicly owned institution following its mutual to stock conversion completed in January 2009.

A. Peyton Bush, III, President and Chief Executive Officer of the Company and Bank, stated, “Hibernia is off to a good start in its planned transition from traditional mortgage lender to diversified community bank.  We have made prudent infrastructure investments to support future growth and have added experienced bankers to carry out our business plan.  We are fortunate to have an exceptionally strong capital position and high asset quality, factors that will enhance our ability to compete for additional loan and deposit business.”

Net interest income increased 33.2% to $433,000 for the quarter ended March 31, 2009 from $325,000 for quarter ended March 31, 2008, due to a $113,000 decrease in interest expense.  Non-interest expense increased 13.4% from $536,000 for the quarter ended March 31, 2008 to $608,000 for the quarter ended March 31, 2009.  The increase in non-interest expense was due primarily to higher personnel expense, data processing costs, professional fees and insurance expenses.

Hibernia Homestead Bancorp’s total consolidated assets at March 31, 2009 were $57.2 million compared to $58.2 million at December  31, 2008.  Net loans increased 2.4% from $32.3 million at December 31, 2008 to $33.1 million at March 31, 2009.  Total deposits decreased from $43.1 million at December 31, 2008 to $33.3 million at March 31, 2009.  Deposits as of December 31, 2008 included $ 9.3 million in deposits being held in escrow for stock subscriptions in connection with the Company’s public offering.

At March 31, 2009, Hibernia Homestead Bank had non-performing loans totaling $730,000, or 2.2% of the Bank’s total loan portfolio, all of which are one-to-four family residential loans.

On January 27, 2009, the Bank converted from a mutual to a stock form of organization as a wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc.   The Company completed an initial public offering in which it issued 1,113,334 shares of its common stock for $10.4 million  in offering proceeds, net of offering expenses.

On a consolidated basis, Hibernia Homestead Bancorp had total equity at March 31, 2009 of $23.6 million, or 41.3% of total consolidated assets.   Hibernia Homestead Bank had total equity at March 31, 2009 of $19.3 million.  The Bank’s Tier 1 capital ratio at March 31, 2009 was 32.9%.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Hibernia Homestead Bank, the wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc., has served the New Orleans metropolitan area since 1903.   Operating from its main office and two branches, Hibernia Homestead Bank offers loan, deposit and on-line banking services to commercial and individual clients in the New Orleans metropolitan area.   Additional information about Hibernia Homestead Bank is available at www.hibbank.com.

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Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	March 31,	December 31,
	2009	2008
ASSETS

Cash - noninterest bearing	$ 756	$ 879
Cash - interest bearing	971	16
Federal funds sold	1,950	5,975

TOTAL CASH AND CASH EQUIVALENTS	3,677	6,870

Securities - Available for Sale	13,981	11,947
Loans receivable - net	33,052	32,273
Accrued Interest receivable	190	192
Investment in FHLB stock	171	171
Investment in FNBB stock	210	210
Other real estate owned	50	-
Prepaid expenses and other assets	233	868
Premises and equipment, net	5,291	5,346
Deferred income taxes	358	339
TOTAL ASSETS	$ 57,213	$ 58,216

LIABILITIES AND EQUITY

LIABILITIES
Deposits	33,262	43,143
Advance payments by borrowers for taxes and insurance	231	410
Accrued interest payable	3	7
Accounts payable and other liabilities	109	482

TOTAL LIABILITIES	33,605	44,042

Commitments and contingencies	-	-

EQUITY
Common Stock	11	-
Additional Paid In Capital	10,345	-
Unearned ESOP Shares	(882)	-
Accumulated other comprehensive income, net of tax effects	180	108
Retained earnings, substantially restricted	13,954	14,066

TOTAL EQUITY	23,608	14,174

TOTAL LIABILITIES AND EQUITY	$ 57,213	$ 58,216

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
	Three Months Ended
	March 31,
	2009	2008

Total Interest Income	$ 603	$ 608

Total Interest Expense	170	283

Net Interest Income	433	325

Provision For Loan Losses	15	-

Net Interest Income After Provision For
Loan Losses	418	325

Total Non-Interest Income	22	38

Total Non-Interest Expenses	608	536

Loss Before Provision For Income Taxes	(168)	(173)

Income Tax Benefit	(56)	(59)

NET LOSS	$ (112)	$ (114)

LOSS PER COMMON SHARE
Basic	$ (0.10)	N/A
Diluted	$ (0.10)	N/A

	Three Months Ended
	March 31,
	2009	2008

Asset Quality Ratios:
Non-performing loans as a percent of
total loans receivable	2.2%	-%
Non-performing loans as a percent of
total assets	1.3	-
Non-performing assets and troubled debt
restructurings as a percent of total assets	1.3	-
Allowance for loan losses as a percent of
non-performing loans	39.5	-
Net charge-offs to average loans receivable	-	-